CERTIFICATE OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                OF IMAGING3, INC.

The undersigned certify that:

         1. They are the Chief Executive Officer and the Vice President/ Secretary, respectively, of IMAGING3, INC. (formerly known as IMAGING SERVICES, INC.), A California Corporation;

         2. Pursuant to approval of the Corporation's Board of Directors, as reflected in the Corporation's September 30, 2003 Minutes,
                  Article IV of the Articles of Incorporation of this Corporation is amended to read as follows:

                  Capital Stock. The corporation is authorized to issue Five-Hundred Million (500,000,000) shares of capital stock. There shall be only one class of capital stock of the Corporation.

         3. The Board of Directors has duly approved the foregoing amend-ment of the Articles of Incorporation;

         4. The foregoing Amendment of Articles of Incorporation been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The number of shares voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote required was more than. fifty percent (50%).

DATED: September 30, 2003;          By /s/ Dean Janes
                                       -----------------------------------------
                                       DEAN JANES, Chief Executive Officer


                                    By /s/ Xavier Aguilera
                                       -----------------------------------------
                                       XAVIER AGUILERA, Vice President/Secretary